Exhibit 14.1

Near Intelligence, Inc.

CODE OF ETHICS AND BUSINESS CONDUCT

I.	INTRODUCTION

The Board of Directors (the “Board”) of Near Intelligence, Inc. (the “Company”) has adopted this code of ethics (this “Code”), as amended from time to time by the Board and which is applicable to all of the Company’s directors, officers and employees (each a “person,” as used herein) of the Company, to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules and regulations;

●	promote the protection of Company assets, including corporate opportunities and confidential information;

●	promote fair dealing practices;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended or modified by the Board. In this Code, references to the “Company” include, in appropriate context, the Company’s subsidiaries.

II.	HONEST, ETHICAL AND FAIR CONDUCT

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Integrity requires, among other things, being honest, fair and candid. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Each person must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

●	Observe all applicable governmental laws, rules and regulations;

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

●	Deal fairly with the Company’s customers, suppliers, competitors, and employees;

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

●	Protect the assets of the Company and ensure their proper use;

●	Subject to, and except as permitted by, the Company’s amended and restated certificate of incorporation, as it may be amended from time to time (the “Certificate”), not (i) take for themselves corporate or business opportunities that are discovered through the use of corporate property, information, or position, (ii) use corporate property, information or position for personal gain and (iii) compete with the Company; and

●	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board), as disclosed in the Company’s public filings with the SEC or as permitted by the Certificate. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any supplier or customer;

●	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

●	any other financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

●	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

III.	DISCLOSURE

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the chair of the audit committee of the Board (the “Audit Committee Chair”) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

IV.	COMPLIANCE

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

V.	REPORTING AND ACCOUNTABILITY

The audit committee of the Board (the “Audit Committee”) is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Audit Committee Chair promptly.

Specifically, each person must:

●	Notify the Audit Committee Chair promptly of any existing or potential violation of this Code; and

●	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

●	The Audit Committee will take all appropriate action to investigate any breaches reported to it; and

●	Upon determination by the Audit Committee that a breach has occurred, the Audit Committee (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

VI.	WAIVERS AND AMENDMENTS

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Current Report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K or proxy statement relating to its annual meeting of stockholders.

A “waiver” means the approval by the Audit Committee of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

VII.	FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Audit Committee Chair or the Company’s internal or external legal counsel.

VIII.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical threats.

IX.	ANTI-CORRUPTION LAWS

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

X.	VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

XI.	OTHER POLICIES AND PROCEDURES

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the effective date hereof or hereafter are separate requirements and remain in full force and effect.

XII.	INQUIRIES

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Audit Committee Chair, or such other compliance officer as shall be designated from time to time by the Audit Committee.

XIII.	OTHER MATTERS

This Code is subject to repeal and amendment at any time by the Board. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee. This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

Last updated: March 23, 2023

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